EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form N-2 of PennantPark Investment Corporation and Subsidiaries (the Company) of our report dated November 17, 2022 relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended September 30, 2022. We also consent to the use in such Registration Statement of our report dated November 17, 2022, relating to the senior securities table appearing as Exhibit 99.4 in the accompanying Form 10-K of the Company for the year ended September 30, 2022.

We also consent to the reference to our firm under the headings “Senior Securities” in the accompanying Form 10-K and “Independent Registered Public Accounting Firm” in such Registration Statement on Form N-2.

/s/ RSM US LLP

New York, New York

November 17, 2022